Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-140611 and 333-128134 on Form S-3 of our report dated February 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158 as of December 31, 2006), relating to the consolidated financial statements of PacifiCorp and its subsidiaries, appearing in this Transition Report on Form 10-K of PacifiCorp for the nine-month period ended December 31, 2006.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Portland, Oregon
February 27, 2007